Exhibit 10.3
CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

In consideration of my ____ stock award and other good and valuable consideration, the sufficiency of which is acknowledged, the Company and I agree to this Confidentiality and Non-Competition Agreement (“Agreement”).

1.    The following definitions apply to this Agreement:

a.    “Company” means the Altria Group company for which I currently work and its successors and assigns.

b.    “Company Affiliate” means, with the exclusion noted in the final sentence of this subparagraph, Altria Group, Inc., its wholly-owned subsidiaries and affiliates, and their successors and assigns. “Company Affiliate” also includes: (i) Horizon Innovations LLC, a joint venture between Philip Morris USA and Japan Tobacco International (JTI), a subsidiary of JT Group; and/or (ii) any other joint venture between the Company or a Company Affiliate and JT Group or one of its subsidiaries. The Company itself is excluded from the definition of “Company Affiliate.”

c.    “I,” “me,” or “my” refers to ___________________________.
                            Employee Name

d.     “Confidential Information” means information that is confidential and proprietary to the Company and/or any Company Affiliate, including but not limited to: trade secrets; lists of and other non-public information about current and prospective customers; business plans or strategies; marketing plans; sales and account records; prices or pricing strategy or information; current and proposed non-public advertising and promotional programs; research or development projects or plans; non-public financial information; methods, systems, techniques, procedures, designs, formulae, inventions, discoveries, processes, concepts, ideas, know-how, works of authorship, hardware, computer software programs, databases, methods of manufacture and improvements thereof, whether or not it may be protected under any patent, copyright, trademark, trade secret or other principles; and other technical, technological, or business information of a similar nature not generally known to the public (other than by my breach of this Agreement), which if misused or disclosed, could adversely affect the business of the Company and/or any Company Affiliate. Confidential Information includes any such information that I may prepare or create during my employment, whether on behalf of the Company or on behalf of any Company Affiliate to whom I am providing services, as well as such information that has been or may be created by others in those capacities to which I have obtained access as a result of or through my employment. Confidential Information does not include information that is generally known to the public or that has been made known to the public through no fault of my own.

e.    “Competitor” means any individual, group, company, enterprise, or other entity that develops, manufactures, markets, distributes, and/or sells tobacco or other products or technologies that compete (or, upon introduction to the marketplace, will compete) with tobacco, nicotine, heat-not-burn products or technologies, or other products or technologies that are manufactured, marketed, distributed, sold, and/or being developed by the Company and/or any Company Affiliate (including but not limited to Philip Morris USA, U.S. Smokeless Tobacco Company, John Middleton Co., Helix Innovations, LLC, and NJOY, LLC). The term “Competitor” also includes any other entity under common ownership (in whole or in part) or legal affiliation with a competing entity, as identified in the preceding sentence, which provides support to such competing entity.

f.    “Competitive Activities” means any employment with, engagement as a consultant or contractor for, rendering of any services to, or other material assistance in any capacity to any Competitor.

g.     “Adverse Party” means any individual, group, company, union, governmental body or other entity, excluding a Competitor, that has pecuniary and/or non-pecuniary interests known to be in opposition or otherwise adverse to those of the Company and/or any Company Affiliate.

2.    During the period of my employment, I will devote my full time and best efforts to the business of the Company and/or any Company Affiliate. Moreover, I further agree that, during my period of employment, I will take no action that conflicts with or infringes on the rights or interests of any third party for which I have performed services either as an employee, consultant, or contractor. Specifically, I agree that, during the period of my employment, I am not to use or disclose any confidential or proprietary information of any third party or otherwise violate any written or verbal agreement I may have entered into with any third party while performing services as an employee, consultant, or contractor of that third party. A disclosure of information pursuant to paragraph 9 does not violate this paragraph.

3.    Except as provided by paragraph 9, authorized by the Company and/or any Company Affiliate, or necessary to perform my job duties for the Company or any Company Affiliate, I will not at any time during my employment or after the termination of my employment for whatever reason: (a) disclose any Confidential Information to any person, company, or other entity of any type, (b) use any Confidential Information for my own benefit or the benefit of any person, company, or other entity of any type, or (c) remove, or aid in the removal of, any Confidential Information from the premises of the Company or any Company Affiliate or from any other location where Confidential Information is maintained or stored. I understand and agree that all Confidential Information is, and at all times remains, the property of the Company and/or any Company Affiliate.

4.    I agree that, as used in this Agreement, “Work Product” means and includes all of the following: any invention, discovery, process, method, technique, formula, concept, idea, work of authorship, and improvement thereof, whether or not it may be protected under patent, copyright, trademark, trade secret or other principles, that is related to the business, anticipated business, research, development, design activities or products of the Company and/or any Company Affiliate.

a.    I agree that the Company and/or any Company Affiliate shall have sole and exclusive proprietary rights in and to all Work Product that is conceived, developed, or made by me alone or in conjunction with others: (i) during my employment with the Company or any Company Affiliate, whether or not during regular working hours, on Company premises, or with Company materials, and/or (ii) after the termination of my employment with the Company or any Company Affiliate, if such Work Product is based on or related to, or arises or results from, any work performed by me for the Company or on behalf of any Company Affiliate during my employment. I agree to disclose promptly and fully to the Company all such Work Product. I also agree to treat all such Work Product as Confidential Information except to the extent specifically directed otherwise by the Company and/or any Company Affiliate.

b.    I agree to and hereby do assign to the Company and/or any Company Affiliate all right, title, and interest, including all intellectual property rights, in and to all Work Product, including, without limitation, the assignment of right to claim priority. To the extent that any such Work Product, or portion of such Work Product, is protected under the U.S. Copyright laws, such Work Product shall be considered a "Work Made for Hire" as defined in the U.S. Copyright laws, and shall automatically be owned by the Company and/or any Company Affiliate. I also agree to waive all claims to moral rights, rights of attribution, or similar rights in any Work Product.

c.    During and after my employment with the Company or any Company Affiliate, I agree to cooperate fully with the Company and/or any Company Affiliate in the protection (including any litigation or controversy) of any intellectual property rights derived from or related to its Work Product. I further agree that if the Company or Company Affiliate is unable, after reasonable effort, to secure my signature on any such papers, any executive officer of the Company or any Company Affiliate, as applicable, shall be entitled to execute any such papers as my agent and attorney-in-fact, and I hereby irrevocably designate and appoint each executive officer of the Company or any Company Affiliate as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company or Company Affiliate may deem necessary or desirable in order to protect its rights and interests in any Work Product, under the conditions described in this sentence.

d.    I understand and agree that the provisions of this Agreement requiring assignment of Work Product to the Company and/or any Company Affiliate do not apply to any invention that is developed completely on my own time without using the Company’s or any Company Affiliate’s equipment, supplies, facility, or Confidential Information except for those inventions that (i) relate to the Company’s or Company Affiliate’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by me for the Company and/or Company Affiliate.

5.    Except as provided by paragraph 9, at the end of my employment, regardless of how or why my employment ends, I will surrender and return to the Company or any Company Affiliate I am working for at that time any and all property of the Company and/or any Company Affiliate, as well as all copies of written or electronic records of Confidential Information in my possession or control.

6.    I agree that, as a result of my exposure to Confidential Information, my responsibilities as an employee of the Company and/or any Company Affiliate, and my association with the Company and/or any Company Affiliate, their products and technologies, goodwill, and customers and business relationships, I will be in a position to cause irreparable harm to the Company and/or any Company Affiliate. Thus, during my employment and for eighteen (18) months after the end of such employment, regardless of how or why my employment ends, I will not:

a.    Engage in any Competitive Activities if those Competitive Activities would be similar to the services I performed within the last three (3) years of my employment.

b.    Organize, establish, or operate as a Competitor.

c.    Engage in any Competitive Activities if, in the performance of those Competitive Activities, I would reasonably be expected to use or would inevitably use any Confidential Information learned by me during my employment.

d.    Contact or solicit business from, in a manner competitive with or adverse to the interests of the Company and/or any Company Affiliate, any customer or potential customer of the Company and/or any Company Affiliate with whom I had contact or for whom I provided services during the last twelve (12) months of my employment.

e.    Solicit or induce any employee of the Company and/or any Company Affiliate to leave the employment of the Company and/or the Company Affiliate.

f.    Hire or otherwise engage the services of any employee of the Company and/or any Company Affiliate.

g.    Assist any Competitor or Adverse Party in taking any of the actions described in subparagraphs (d) through (f) immediately above.

    I agree that the Company and/or any Company Affiliate develops, manufactures, markets, and/or sells cigarettes and cigarette or tobacco related products or technologies that are, or are intended to be, marketed and/or sold throughout the United States, and that my duties will pertain to such products or technologies and therefore affect the business of the Company and/or any Company Affiliate throughout the United States. I also agree that the Company and/or any Company Affiliate develops, manufactures, markets, and/or sells smokeless tobacco, cigars, nicotine products or technologies, heat-not-burn products or technologies, and other products and associated technologies that are, or are intended to be, marketed and/or sold throughout the United States and foreign countries, and that my duties will pertain to such products or technologies and therefore affect the business of the Company and/or any Company Affiliate throughout the United States and such foreign countries. I further agree that the activities prohibited by this paragraph 6 would be harmful to the Company and/or any Company Affiliate regardless of where those activities occur and that my exposure to Confidential Information, in particular, would give me and any Competitor for whom I provide services an unfair economic advantage. Therefore, I agree that the scope of the restrictions of subparagraphs 6(a) and (b) above pertain to: (1) the development, manufacturing, marketing, and/or sale by any Competitor of any cigarettes and cigarette or tobacco related products or technologies intended for marketing and/or sale in the United States; and (2) the development, manufacturing, marketing, and/or sale by any Competitor of any smokeless tobacco, cigars, nicotine products or technologies, heat-not-burn products or technologies, or other products and associated technologies intended for marketing and/or sale in the United States or intended for marketing and/or sale in any foreign country that the Company and/or any Company Affiliate markets and/or sells similar products or technologies. I understand that the restrictions of subparagraphs 6(c) through (g) above are tied to information, employees, and/or customers of the Company and/or any Company Affiliate and therefore are limited in that manner rather than geographically.

    I understand and agree that the activities prohibited by this paragraph 6 would be harmful to the Company and/or any Company Affiliate regardless of where those activities occur and that my exposure to Confidential Information, in particular, would give me and any Competitor for whom I provide services an unfair economic advantage. Thus, I understand and agree that the restriction applies anywhere in the world.

    I understand and agree that if at any time I hold an active license to practice law in any jurisdiction, the restrictions of subparagraphs 6(a) through (g) above do not prohibit me from the practice of law in that jurisdiction and the restrictions of subparagraphs 6(a) through (g) above shall be interpreted to prohibit my activities only to the extent consistent with the applicable rules of professional conduct for that jurisdiction.

7.    If I am offered and want to accept employment with a Competitor or Adverse Party during my employment or the eighteen (18) month period following the end of my employment, then prior to my acceptance of such employment I will inform the Company or the Company Affiliate for which I last worked, if different, in writing of the identity of the Competitor or Adverse Party, my proposed duties for that Competitor or Adverse Party, and the proposed starting date of that employment. I also agree that I will inform the Competitor or Adverse Party of the terms of this Agreement.

8.    I agree that, after the end of my employment, I may engage in any business activity or gainful employment of any type and in any place except as described above. I agree that I will be reasonably able to earn a livelihood without violating the terms of this Agreement.

9.    Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency. Specifically, nothing in this Agreement:

a.limits me (with or without prior notice to the Company and/or any Company Affiliate) from raising in good faith or participating in an investigation regarding any potential violation of law or regulation with any governmental or regulatory agency, including the Securities and Exchange Commission (SEC);

b.prevents me from making any disclosure protected by law under the whistleblower provisions of any state or federal statutes or regulations;

c.prevents me from filing a charge or complaint with, or participating in the investigation of any charge or complaint before, a governmental agency, including the Equal Employment Opportunity Commission and National Labor Relations Board;

d.prevents me from discussing or disclosing information about alleged discrimination, sexual harassment, or sexual assault, except as provided in paragraph 10 below;

e.prevents me from discussing or disclosing information about alleged unlawful criminal activity or unfair employment practices to any local, state, or federal government agency; or

f.interferes with my right to make truthful statements about the terms and conditions of my employment with the Company for purposes of engaging in protected concerted activity, or to interfere with any of my other rights protected under Section 7 of the National Labor Relations Act, provided that such statements are entitled to protection under the law.

10.    To the extent my role in the Company (whether in Human Resources, Compliance & Integrity, Legal, management, or otherwise) gives me access to confidential, sensitive, and/or privileged personnel information about other employees, I understand I must keep confidential and not disclose such information.

11.    Unless it would impede my ability to communicate directly with any governmental or regulatory agency, including the SEC, I agree that I will immediately notify the Company if I receive a subpoena, order from a court or administrative agency, or other legal process which seeks to require disclosure of Confidential Information. I understand that nothing in this Agreement prohibits me from complying with and responding truthfully to any lawfully-issued subpoena, court order, or other lawful request by any regulatory agency or governmental authority.

12.    I agree that the Company and/or any Company Affiliate are beneficiaries of this Agreement and have a legitimate business interest in preventing me from taking any actions that would violate this Agreement. I also understand that at the end of my employment, I may be working for or employed by a Company Affiliate instead of the Company.  I understand and agree that such Company Affiliate may enforce this Agreement, in addition to the Company and any other beneficiary of this Agreement that may have the right to enforce it. I further agree that the Company and/or any Company Affiliate (individually and taken as a whole) would be irreparably harmed if I violated the terms of this Agreement or if any of its terms were not specifically enforced and that money damages would not provide adequate relief. I therefore agree that if I violate or threaten to violate any term of this Agreement, the Company and/or any Company Affiliate shall be entitled to injunctive relief, specific performance, any other equitable remedies, and any and all remedies at law, plus its costs and attorneys’ fees incurred to enforce this Agreement or to obtain any other relief.

13.    I agree that if the Company and/or any Company Affiliate waives or allows any breach of this Agreement, that waiver or allowance will not be a waiver of any future or other breach, whether of a similar or dissimilar nature.

14.    I agree that each provision of this Agreement is a separate and independent clause. If any clause is found to be unenforceable, that finding will not impair the enforceability of any other clauses. Further, if any provisions of this Agreement should ever be deemed to exceed the time, geographic area, or activity limitations permitted by applicable law, I agree that such provisions should be and are reformed to the maximum time, geographic area, and activity limitations permitted by applicable law. I authorize a court having jurisdiction to reform the provisions to the maximum time, geographic area, and activity limitations permitted by applicable law.

15.    I agree that this Agreement may not be changed, modified or otherwise terminated, in whole or in part, unless agreed to in writing by me, on my own behalf, and a Vice President or higher within the Human Resources & Compliance Department of Altria Client Services, on behalf of the Company.

16.    I acknowledge I may have executed a previous agreement or agreements (“Prior Agreement”) addressing the subjects and obligations set forth in this Agreement. To the extent any provision in a Prior Agreement provides lesser protection to the Company, a Company Affiliate, and/or any predecessor entity to the Company or a Company Affiliate than a provision in this Agreement, such provision is superseded by this Agreement and may not be used as a defense to a breach of this Agreement by me. For example, if any Prior Agreement contains a subparagraph excluding JUUL Labs, Inc. from the definition of Competitor, that subparagraph is superseded by this Agreement. In all other respects, any Prior Agreement shall remain in full force and effect. I understand and agree that this Agreement is in addition to, and separately enforceable from, any Prior Agreement.

17.    I agree that my employment with the Company is at-will and for no fixed duration. Either the Company or I may terminate the employment relationship at any time, for any reason that either the Company or I may deem appropriate, regardless of whether or not I have violated any term of this Agreement. I further agree that the restrictions set forth in this Agreement will apply regardless of the reason or circumstances of the termination of my employment.

18.    I understand and agree that Philip Morris International Inc. (PMI) and JUUL Labs, Inc. (JUUL) are each a Competitor as defined in subparagraph 1(e).

19.    I agree that, for purposes of this Agreement, my employment means and includes any periods of employment with the Company or any Company Affiliate after I sign this Agreement. I agree that, if I transfer employment to a Company Affiliate, the terms and conditions of this Agreement shall continue in full force and effect, and all rights and obligations belonging to the Company under this Agreement will transfer or otherwise inure to the Company Affiliate to which I transfer.

20.    I understand and agree that the Company and/or any Company Affiliate encourages me to consult with an attorney prior to signing this Agreement. I acknowledge that I had the opportunity to do so.

21.    I agree that this Agreement will be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia, unless otherwise required by applicable law without regard to a jurisdiction’s choice of law rules. Any dispute arising between the parties related to or involving this Agreement will be litigated in a court having jurisdiction in the Commonwealth of Virginia, and I agree and stipulate that the Circuit Courts of the City of Richmond, Virginia and the surrounding counties, and the United States District Court for the Eastern District of Virginia, Richmond Division, shall have personal jurisdiction over me and that venue is proper in such courts for all actions or proceedings with respect to this Agreement.

I understand and acknowledge by signing below that nothing in this Confidentiality and Non-Competition Agreement limits me from raising in good faith or participating in an investigation regarding any potential violation of law or regulation with any governmental or regulatory agency, including the Securities and Exchange Commission (SEC).

Employee’s Name                    Employee’s Signature

                            _______________________
Personnel Number                    Date